EXHIBIT 10.1

AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT

This Amendment No. 1 to Loan and Security Agreement (this “Amendment”) is dated as of March 31, 2025, by and between KORU MEDICAL SYSTEMS, INC., a Delaware corporation (“Borrower”) and HSBC VENTURES USA INC., a Delaware corporation (“Bank”).

1.	Reference is made to that certain Loan and Security Agreement dated as of March 8, 2024, by and between Borrower and Bank (as may be amended, modified, supplemented, or restated from time to time, the “Agreement”). Capitalized terms used but not defined in this Amendment shall have the meaning given to such terms in the Agreement.

2.	Subject to the satisfaction of the conditions precedent set forth in Section 5 below and effective as of the date hereof, the Agreement is hereby amended as follows:

(a)	Section 1.1 (Definitions). The following terms and their respective definitions set forth in Section 1.1 of the Agreement are amended in their entirety and replaced with the following:

“ “Draw Period” is the period of time commencing upon the Effective Date and continuing through the earlier to occur of (a) December 31, 2025 or (b) an Event of Default.”

“ “Revolving Line Maturity Date” is December 31, 2026.”

“ “Term Loan Amortization Date” means October 1, 2026.”

(b)	Section 1.1 (Definitions). The following new term and its respective definition is inserted alphabetically to appear in in Section 1.1 of the Agreement:

“ “Testing Date” means (a) prior to the Funding Date of the initial Advance, the last day of each calendar quarter and (b) on and after the Funding Date of the initial Advance, the last day of each calendar month.”

(c)	Section 1.1 (Definitions). Clause (aa) of the definition of “Eligible Accounts” is amended in its entirety and replaced with the following:

“ (aa) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts (other than Accounts for which the Account Debtor is McKesson, for which such percentage shall be seventy-five percent (75.0%) for the amounts that exceed that percentage, unless Bank approves in writing; and.”

(d)	Section 2.2(b) (Term Loan Advances). Section 2.2(b)(iii) of the Agreement is amended in its entirety and replaced with the following:

“ (iii) Repayment. Commencing on the Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay the Term Loan Advances in (i) twenty-seven (27) consecutive equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.4(b). All outstanding principal and accrued and unpaid interest with respect to the Term Loan Advances, and all other outstanding Obligations with respect to the Term Loan Advances, are due and payable in full on the Term Loan Maturity Date.”

(e)	Section 6.2 (Financial Statements, Reports, Certificates). Clauses (a) through (d) of Section 6.2 of the Agreement are amended in their entirety and replaced with the following:

“ (a) (i) prior to Bank making the initial Advance hereunder, no later than thirty (30) days after the last day of each quarter, (ii) upon Bank making the initial Advance hereunder, no later than thirty (30) days after the last day of each month and (iii) at the time of a request for an Advance, a Borrowing Base Certificate (and any schedules related thereto);

(b) (i) prior to Bank making the initial Advance hereunder, as soon as available, but no later than thirty (30) days after the last day of each quarter, (ii) upon Bank making the initial Advance hereunder, as soon as available, but no later than thirty (30) days after the last day of each month and (iii) at the time of a request for an Advance, quarterly or monthly accounts receivable agings, as applicable, aged by invoice date and quarterly or monthly accounts payable agings, as applicable, aged by invoice date;

(c) as soon as available, but no later than thirty (30) days after the last day of each quarter, a company prepared consolidated balance sheet, income statement and cash flow statement covering Borrower’s consolidated operations for such quarter, certified by a Responsible Officer of Borrower and in a form reasonably acceptable to Bank;

(d) (i) prior to Bank making the initial Advance hereunder, as soon as available, but no later than thirty (30) days after the last day of each quarter, a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, certifying that as of the end of such quarter, the Loan Parties were in full compliance with all of the terms and conditions of this Agreement and the other Loan Documents, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request and (ii) upon Bank making the initial Advance hereunder, as soon as available, but no later than thirty (30) days after the last day of each month, a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, certifying that as of the end of such month, the Loan Parties were in full compliance with all of the terms and conditions of this Agreement and the other Loan Documents, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;”

(f)	Section 6.9 (Financial Covenant – Minimum Adjusted Quick Ratio). Section 6.9 of the Agreement is amended in its entirety and replaced with the following:

“ 6.9 Financial Covenant – Minimum Adjusted Quick Ratio. Maintain at all times, to be tested as of the applicable Testing Date, an Adjusted Quick Ratio of at least 1.25 to 1.00.”

(g)	Exhibit B (Form of Compliance Certificate). The Form of Compliance Certificate appearing as Exhibit B to the Agreement is amended in its entirety and replaced with the Form of Compliance Certificate attached as Schedule I hereto.

3.	As amended hereby, the Agreement remains in full force and effect.

4.	Release of Claims:

(a)	Borrower, on behalf of itself and its successors and assigns and Affiliates (collectively, the “Releasing Parties”), hereby releases, remises, acquits and forever discharges Bank and all of its subsidiaries, divisions, affiliates, officers, directors, employees, agents, attorneys, advisors, predecessors, heirs, successors and assigns, any loan participant, and any servicer or any of their respective Affiliates (collectively, the “Released Parties”), from any and all actions, causes of actions, suits, claims, demands, proceedings, judgments, executions, debts, claims, damages, liabilities, obligations, costs and expenses of any and every kind and character, known or unknown, liabilities, contracts, obligations, accounts, torts, causes of action or claims for relief of whatever kind or nature, accruing prior to the date hereof, whether known or unknown, or whether suspected or unsuspected, which the Releasing Parties may have or which may hereafter be asserted against Released Parties, or any of them, including without limitation (x) resulting from or in any way relating to any act or omission done, or committed or suffered to be done by Released Parties, or any of them, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties, and (y) in any way directly or indirectly arising out of or in any way connected to this Amendment, any of the other Loan Documents as modified, supplemented, amended and/or restated by this Amendment, or the Collateral (all of the foregoing hereinafter called the “Released Matters”).

(b)	Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Releasing Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth above.

(c)	Each Releasing Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Released Party that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any claim released, remised and discharged by any Releasing Party above. If any Releasing Party violates the foregoing covenant, the Borrower, for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Released Parties may sustain as a result of such violation, all attorneys' fees and costs incurred by any Released Parties as a result of such violation.

(d)	Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

5.	(a) Borrower represents and warrants that: (i) there are no defaults under the Agreement; (ii) there has been no material adverse change to the financial condition of Borrower; (iii) all representations and warranties of Borrower in the Agreement and all other documents executed in connection therewith are true and correct on the date hereof; (iv) the Agreement as amended hereby is legal and binding upon Borrower with no claims, counterclaims, defenses or setoffs with respect thereto; and (v) Borrower is validly existing under the laws of the State of its organization and has the requisite power and authority to execute this Amendment.

(b) The Bank shall have received counterparts of this Amendment executed on behalf of the Borrower and the Bank.

6.	The Borrower hereby (a) reaffirms as of the date hereof each and every security interest and lien granted by Borrower in favor of the Bank and (b) acknowledges that such security interests and liens continue in full force and effect.

7.	This Amendment shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles except Title 14 of Article 5 of the New York General Obligations law.

8.	This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of any executed counterpart of a signature page of this Amendment by email in .pdf format or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

9.	The parties agree and consent to the use of electronic signatures solely for the purpose of executing this Amendment or any related transactional document (including any amendments thereto). Such electronic signatures shall be deemed to have the same full and binding effect as a handwritten signature.

IN WITNESS WHEREOF, this Amendment has been duly executed by the authorized representatives of the undersigned parties effective the 31st day of March, 2025.

BORROWER:	BANK:

KORU MEDICAL SYSTEMS, INC.	HSBC VENTURES USA INC.

By: /s/ Thomas Adams	By: /s/ Matthew Guarnaccia
Name: Thomas Adams	Name: Matthew Guarnaccia
Title: Chief Financial Officer	Title: Senior Vice President